Exhibit (j)(iii) under Form N-1A
                                             Exhibit 23 under Item 601/ Reg. S-K








            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees and Shareholders
Money Market Obligations Trust:


We consent to the use of our reports dated September 24, 2007, for Government Obligations Fund, Government Obligations Taxed-Managed Fund, Municipal Obligations Fund, Prime Cash Obligations Fund, Prime Management Obligations Fund, Prime Obligations Fund, Prime Value Obligations Fund, Tax-Free Obligations Fund and Treasury Obligations Fund (portfolios of Money Market Obligations Trust) incorporated herein by reference and to the references to our firm under the caption "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.



/s/ KPMG LLP
Boston, Massachusetts
September 24, 2007